Exhibit 10.4

Pennsylvania Real Estate Investment Trust

2010 Incentive Compensation Opportunity Award

for Jonathen Bell,

Senior Vice President and Chief Accounting Officer

2010 Incentive Opportunity[2] 2010 Incentive Range[3] - % of Salary
			Threshold[4]		Target[4]		Outperformance[4]
			%		%		%
2010 Base Salary[1]	$

Performance Measurement Allocation[5]

			Corporate			Individual
			%			%

CORPORATE –%
		Measure[6]		Threshold[8]		Target[8]		Outperformance[8]
		FFO Per Share[7]		$		$		$

		TOTAL 2010 CORPORATE OPPORTUNITY		$		$		$

INDIVIDUAL –%
		Measure		Threshold		Target		Outperformance

		KPIs[9]		KPIs		KPIs		KPIs

		TOTAL 2010 INDIVIDUAL OPPORTUNITY		$		$		$

		TOTAL 2010 INCENTIVE OPPORTUNITY:*		$		$		$

*	The amount payable under this award will be paid in cash during the period January 1, 2011 through March 15, 2011. Except as may be otherwise provided in your employment agreement or determined by the Executive Compensation and Human Resources Committee of the Board of Trustees of PREIT (the “Committee”), the payment of any 2010 Incentive Compensation to you is conditioned on your continued employment by PREIT or one of its subsidiaries through the date that 2010 Incentive Compensation is paid to our officers generally.

The Grantee has read and understands this award, including the endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy is subsequently amended.

IN WITNESS WHEREOF, PREIT has caused this 2010 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has hereunto set his hand on                  , 2010.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

ENDNOTES

[1]

“2010 Base Salary” means your regular, basic compensation from Pennsylvania Real Estate Investment Trust (“PREIT”) and/or a PREIT affiliate for 2010, not including bonuses or other additional compensation, but including contributions made by PREIT and/or a PREIT affiliate on your behalf, by salary reduction pursuant to your election, (i) to an arrangement described in section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) to a “cafeteria plan” (as defined in section 125(d) of the Code), and (iii) for a “qualified transportation fringe” (as defined in section 132(f) of the Code).

[2]

“2010 Incentive Opportunity” means the opportunity to earn incentive compensation for 2010, up to     % of your Base Salary, in the event certain corporate and individual performances are achieved. Corporate performance relates to PREIT’s cumulative performance with respect to one measure of its financial results for 2010, while individual performance relates to your performance within the scope of your responsibilities as an employee of PREIT and/or a PREIT affiliate.

[3]

“2010 Incentive Range” means, depending on the level of corporate and individual performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2010 Incentive Compensation Opportunity Award. If the corporate performance is between the Threshold level and the Target level, or between the Target level and the Outperformance level, the percentage will be interpolated accordingly.

[4]

With respect to corporate performance, “Threshold” signifies a solid achievement, which is expected to have a reasonably high probability of achievement, but which may fall short of expectations. Threshold performance represents the level of performance that has to be achieved before any of your potential 2010 Incentive Compensation is earned. The Executive Compensation and Human Resources Committee (the “Committee”) (after considering the recommendations of the senior management of PREIT) will decide whether you have met what the senior management determines to be the “Threshold” level for purposes of your individual performance. If the Threshold performance level is achieved with respect to corporate and individual performance, you will earn at least     % of your 2010 Base Salary as your 2010 Incentive Compensation allocated to such performances (see note 5). If the Threshold performance level is not met with respect to corporate performance or your individual performance, you will not receive any 2010 Incentive Compensation allocated to such corporate performance or individual performance, as applicable.

With respect to corporate performance, “Target” generally signifies that the business objectives for the year, which are expected to have a reasonable probability of achievement have been met. For purposes of this award, this represents approximately the mid-range of the revised estimate for FFO Per Share publicly announced by PREIT on May 10, 2010. The Committee will decide whether you have met what the Committee determines to be the “Target” level for purposes of your individual performance. If the Target performance level is achieved with respect to corporate and individual performance, you will earn at least     % of your 2010 Base Salary as your 2010 Incentive Compensation allocated to such performances (see note 5).

With respect to corporate performance, “Outperformance” signifies an outstanding achievement, an extraordinary performance by industry standards, and which is expected to have a modest probability of achievement. The Committee (after considering the recommendations of the senior management of PREIT) will decide whether you have met what the senior management determines to be the “Outperformance” level for purposes of your individual performance. If the Outperformance level is achieved with respect to corporate and individual performance, you will earn     % of your 2010 Base Salary as your 2010 Incentive Compensation allocated to such performances (see note 5).

[5]

“Performance Measurement Allocation” means the percent by which your 2010 Incentive Compensation is allocated between corporate performance and your individual performance. For example, if your base salary is $             and     % of your 2010 Incentive Compensation is allocated to corporate performance and     % is allocated to your individual performance, you will earn $             (    % of     % of $            ) of your 2010 Incentive Compensation if the Outperformance level of the corporate performance is achieved and $             (    % of     % of $            ) of your 2010 Incentive Compensation if the Outperformance level of your individual performance is achieved.

[6]	The “Measure” is the business criterion on which corporate performance is based.

[7]	“FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT, “funds from operations” of PREIT, as reported to the public by PREIT for 2010.
[8]

The Executive Compensation and Human Resources Committee (the “Committee”) shall have the authority, in its sole discretion, to adjust the Threshold, Target and Outperformance levels set forth in this award if and to the extent that, in the sole judgment of the Committee, the reported FFO Per Share does not reflect the performance of PREIT for 2010 in a manner consistent with the purposes of this award due to the effect of any unusual or nonrecurring transaction or occurrence on the reported FFO Per Share. Any such adjustment shall be made to the 2010 Incentive Compensation Opportunity Awards granted to all officers of PREIT and PREIT affiliates. The Committee shall not be obligated to make any adjustment(s). If the Committee elects to make an adjustment, it shall be free to take such factors into account as it deems appropriate under the circumstances in its sole discretion. Further, in the case of a transaction or occurrence that also constitutes a “Change of Control” of PREIT (as defined in PREIT’s 2003 Equity Incentive Plan), the Committee shall have the authority, in its sole discretion, to accelerate the payment of your 2010 Incentive Compensation.

[9]

The Committee has the sole discretion to set the measure for your individual performance for 2010 and to determine the level of individual performance you have achieved. However, regardless of your individual performance, no 2010 Incentive Compensation based on your individual performance will be paid if FFO Per Share (see note 7) is less than $             (subject to adjustment by the Committee – in connection with an adjustment made under note 8).